UNITED STATES
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934





SWS Group Inc.
(Name of Issuer)



Common Stock
(Title of Class of Securities)



78503N107
(CUSIP Number)



September 22, 2009
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [X]Rule 13d-1(b)
      [ ]Rule 13d-1(c)
      [ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      CUSIP No. 78503N107




       1.Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only). Mesirow Financial Investment Management US Value Equity
      IRS Identification No. 36-3429599




       2. Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
        (b)




       3.SEC Use Only






       4.Citizenship or Place of Organization
      Illinois




      Number of
      Shares
      Beneficially
      Owned by
      Each Reporting
      Person With
      5.Sole Voting Power 1,076,486




      6.Shared Voting Power 0




      7.Sole Dispositive Power 1,437,556




      8.Shared Dispositive Power 0




       9.Aggregate Amount Beneficially Owned by Each Reporting Person 1,437,556




       10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
      (See Instructions).................................




       11.Percent of Class Represented by Amount in Row (9) 5.2%




       12.Type of Reporting Person (See Instructions) IA





      CUSIP No. 78503N107

      Item 1.
       (a)Name of Issuer: SWS Group, Inc
       (b)Address of Issuer's Principal Executive Offices:
      1201 Elm Street Ste. 3500
      Dallas, TX 75270

      Item 2.
       (a)Name of Person Filing
      Mesirow Financial Investment Management US Value Equity

       (b)Address of Principal Business Office or, if none, Residence:
      321 N. Clark Street
      Chicago, IL 60654
       (c)Citizenship: Illinois
       (d)Title of Class of Securities: Common Stock
       (e)CUSIP Number: See cover page

      Item 3.If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2
	(b) or (c), check whether the person filing is a:
       (a)[ ]Broker or dealer registered under section 15 of the Act
	(15 U.S.C. 78o).
       (b)[ ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
       (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
       (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
       (e)[X]An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
       (f)[ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
       (g)[ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
       (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
       (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
	 Act of 1940 (15 U.S.C. 80a-3);
       (j)[ ]Group, in accordance with 240.13d-1(b)(1)(ii)(J).

      Item 4.Ownership
      (a)  Amount beneficially owned: See item 9 on page 2.
      (b) Percent of class: See item 11 on page 2.
      (c) Number of shares as to which such person has voting and dispositive powers (sole and shared): See items 5-8 on page 2.

      Item 5.Ownership of Five Percent or Less of a Class
      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


      Item 6.Ownership of More than Five Percent on Behalf of Another Person.
      N/A

      Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. N/A

      Item 8.Identification and Classification of Members of the Group. N/A

      Item 9.Notice of Dissolution of Group. N/A

      Item 10.Certification


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
      Dated: September 29, 2009
      Mesirow Financial Investment Management
      By: /s/ Dan Leonard
      Title: Sr. Vice President